Ceragenix Pharmaceuticals to File 510k for Reformulation of Epiceram

DENVER, CO MAY 23, 2005 - OnSource Corporation (OTCBB:OSCE) d/b/a Ceragenix Pharmaceuticals ("Ceragenix" or the "Company") has withdrawn its pending Request for Designation from the United States Food and Drug Administration's Office of Combination Products ("OCP") and is meeting with OCP to discuss a proposed formulation change to its Epiceram™ product on June 8, 2005.

The Company believes that certain botanical ingredients may be perceived by the OCP as possessing a drug mode of action and, as a result, will be removed from Epiceram™ clarifying that the product's efficacy is achieved through the creation of a physical barrier on the surface of the skin. The botanicals perform a secondary mode of action that is not material to the efficacy of the product. The Company will file a new 510k for the reformulated version if OCP agrees with this analysis.

"Our overriding goal at Ceragenix is to relieve the suffering of atopic dermatitis suffers by bringing an effective, non-steroidal product to the market," said Steven Porter, Chairman and Chief Executive Officer. "We believe this minor change to our formulation will strengthen our application for FDA clearance as a device and accelerate commercialization of Epiceram™."

The Company can neither guarantee that the OCP will agree with the Company's analysis or that the Company will not experience delays in the filing of a 510k for its reformulated version, or that the FDA will timely review and approve the revised product as a device with the requested indications for use. For additional information regarding the risks associated with the development of our prescription products, investors are referred to the Company's Current Report filed on Form 8-K on May 16, 2005.

Barrier Repair Technology (US Patent 5,643,899) is based on the discovery that the lack of a competent skin barrier function plays an important role in various skin diseases including atopic dermatitis (eczema), allergic contact dermatitis and ichthyosis and that the restoration of the skin's barrier by topically applying epidermal lipids is able to significantly improve the dry skin and itching that characterizes these conditions. Atopic dermatitis, a red, scaly and itchy skin disease, is the leading childhood skin disease. New therapies for atopic dermatitis are of special importance given the recent concerns raised over the potential adverse side effects associated with Protopic(R) and Elidel(R), two popular eczema creams that the FDA Pediatric Advisory Panel recently recommended that black box warnings be added to the labels regarding potential risk of the development of cancer from use of those immunosuppressive therapies. Epiceram™ is steroid-free and does not contain any immunosuppressant drugs

Cationic Steroid Antibiotics (CSAs) act as potent antibiotics against gram-negative and gram-positive bacteria, and can be used alone or with conventional antibiotics. Extensive in vitro testing has shown that CSAs are highly effective at very low concentrations against multi-drug resistant strains of Pseudomonas aeruginosa, Salmonella and other potentially lethal bacteria such as methicillin resistant staph aureus (MRSA) and vancomycin resistant staph aurues (VRSA). The technology is covered by two U.S. patents (6,350,738 and 6,486,148) and has been the subject of more than 10 peer-reviewed journal articles.

FORWARD-LOOKING STATEMENTS.  This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned pharmaceutical activities, receiving the necessary marketing clearance approvals from the FDA, successful clinical trials of the company's planned products, the ability of the company to commercialize its planned products, market acceptance of the company's planned products, and the company's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms 10-KSB, 10-QSB and 8-K. The company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.
OnSource Corp.: Steven S. Porter Chief Executive Officer 303-534-1800	The Investor Relations Group: Investor Contact: Kathryn McNeil/John Nesbett Media Contact: Stephanie Schroeder/Lynn Granito 212-825-3210